Exhibit 99

UTC REPORTS THIRD QUARTER EPS OF $1.14,

EXPECTS 2009 EPS OF $4.10,

2009 RESTRUCTURING INCREASED TO $800 MILLION

HARTFORD, Conn., Oct. 20, 2009 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2009 earnings per share of $1.14 and net income attributable to common shareowners of $1.1 billion, down 14 percent and 17 percent, respectively, over the year ago quarter. Results for the current quarter include $0.13 per share in restructuring costs net of one time gains, as compared with $0.03 in the year ago quarter. Before these items, earnings per share declined 7 percent. Adverse foreign currency translation and currency hedges at Pratt & Whitney Canada totaled $0.07 per share in the third quarter of 2009.

Revenues for the quarter at $13.4 billion were 11 percent below prior year including organic decline (7 points) and adverse foreign currency translation (3 points). Segment operating margin at 14.5 percent was 20 basis points higher than prior year. Adjusted for restructuring costs and one time gains, segment operating margin was 70 basis points higher than prior year. Cash flow from operations was $1.9 billion, including $150 million of domestic pension contributions. Capital expenditures were $161 million in the quarter.

“Strong execution and our relentless focus on cost contributed to record segment operating margin even in the face of tough end markets,” said Louis Chênevert, UTC President and Chief Executive Officer. “Cash flow from operations less capital expenditures was 160 percent of net income attributable to common shareowners on significant inventory reductions across both commercial and aerospace businesses.

“Year over year order rates have substantially stabilized although at lower levels and we’ve started to see improvement in some Asian economies, notably China,” Chênevert continued. “Based on overall order trends as well as significant cost traction, we now expect 2009 earnings per share at $4.10, the midpoint of the prior range of $4.00 to $4.20. This guidance also reflects higher restructuring of $800 million this year with one time gains of around $175 million, compared with $750 million of restructuring and $200 million of gains assumed earlier.

“Cash flow from operations less capital expenditures year to date is 123 percent of net income attributable to common shareowners, notwithstanding $551 million of domestic pension contributions,” Chênevert said. “Working capital and inventory reductions are enabling this, and we are confident this cash flow metric will again exceed UTC’s usual standard of 100 percent for the year.”

Chênevert added, “Order rates for most of our businesses have largely stabilized, although the shape of recovery is still uncertain. What is certain is the cost traction across UTC. In addition, the portfolio transformation at Carrier, a strong military backlog, and significant aftermarket content in all our businesses position us to resume earnings growth in 2010.”

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include extended weakness in global economic conditions; extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of further deterioration and extended weakness in global economic conditions on the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions, except per share amounts)	2009	2008	2009	2008
Revenues	$13,375	$15,085	$38,820	$44,987

Costs and Expenses
Cost of goods and services sold	9,836	10,935	28,544	32,809
Research and development	344	436	1,137	1,281
Selling, general and administrative	1,424	1,665	4,481	5,075

Operating Profit	1,771	2,049	4,658	5,822
Interest expense	170	177	522	518

Income before income taxes	1,601	1,872	4,136	5,304
Income taxes	456	502	1,126	1,480

Net income	1,145	1,370	3,010	3,824
Less: Noncontrolling interest in subsidiaries’ earnings	87	101	254	280

Net income attributable to common shareowners	$1,058	$1,269	$2,756	$3,544

Net Earnings Per Share of Common Stock
Basic	$1.15	$1.36	$3.00	$3.76
Diluted	$1.14	$1.33	$2.97	$3.68

Average Shares
Basic	917	933	918	943
Diluted	929	951	928	964

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2009 and 2008 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2009	2008	2009	2008

Revenues
Otis	$2,962	$3,245	$8,579	$9,706
Carrier	3,007	3,917	8,594	11,682
UTC Fire & Security	1,383	1,624	3,999	4,960
Pratt & Whitney	3,031	3,421	9,322	10,454
Hamilton Sundstrand	1,400	1,532	4,183	4,643
Sikorsky	1,648	1,438	4,371	3,768

Segment Revenues	13,431	15,177	39,048	45,213
Eliminations and other	(56)	(92)	(228)	(226)

Consolidated Revenues	$13,375	$15,085	$38,820	$44,987

Operating Profit
Otis	$633	$648	$1,770	$1,899
Carrier	312	421	594	1,156
UTC Fire & Security	149	154	297	395
Pratt & Whitney	444	530	1,347	1,602
Hamilton Sundstrand	247	286	626	795
Sikorsky	157	133	406	326

Segment Operating Profit	1,942	2,172	5,040	6,173
General corporate expenses	(73)	(90)	(240)	(296)
Eliminations and other	(98)	(33)	(142)	(55)

Consolidated Operating Profit	$1,771	$2,049	$4,658	$5,822

Segment Operating Profit Margin
Otis	21.4%	20.0%	20.6%	19.6%
Carrier	10.4%	10.7%	6.9%	9.9%
UTC Fire & Security	10.8%	9.5%	7.4%	8.0%
Pratt & Whitney	14.6%	15.5%	14.4%	15.3%
Hamilton Sundstrand	17.6%	18.7%	15.0%	17.1%
Sikorsky	9.5%	9.2%	9.3%	8.7%

Segment Operating Profit Margin	14.5%	14.3%	12.9%	13.7%

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2009 and 2008 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and nine months ended September 30, 2009 and 2008 includes restructuring and related charges as follows:

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Otis	$52	$5	$131	$11
Carrier[1]	43	34	139	91
UTC Fire & Security	7	—	107	33
Pratt & Whitney[2]	57	52	177	83
Hamilton Sundstrand	13	2	69	3
Sikorsky	—	—	7	—
General corporate expenses	—	—	3	—
Eliminations and other[3]	59	—	62	—

Total Restructuring and Related Charges[1]	$231	$93	$695	$221

[1]

Approximately $4 million and $12 million of the total amount of restructuring and related charges incurred in the quarter ended September 30, 2009 and June 30, 2009, respectively, resides in other income, net which is reflected within revenues.

[2]

Restructuring and related charges recorded in the quarter ended September 30, 2009 at Pratt & Whitney primarily reflect reserves established in connection with Pratt’s announced plans to close its Connecticut Airfoil Repair Operations facility in East Hartford, Connecticut and its engine overhaul facility in Cheshire, Connecticut.

[3]	Amount incurred in the quarter ended September 30, 2009 reflects the impact of a curtailment of our domestic pension plans.

Consolidated results for the quarter and nine months ended September 30, 2009 include the following non-recurring items.

Q3-2009

Carrier: Approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc.

Eliminations and other: Approximately $17 million of favorable pretax interest adjustments related to global tax examination activity in the quarter, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report.

Income Taxes: Favorable income tax adjustments of approximately $38 million based on global examination activity in the quarter, including completion of our review of the 2004 to 2005 IRS audit report.

Income Taxes: Approximately $32 million adverse tax impact associated with a foreign reorganization.

Q2-2009

Otis: An approximately $52 million non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest.

Q1-2009

Income Taxes: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

Q3-2008

Pratt & Whitney: Approximately $37 million non-cash gain on a partial sale of an investment.

The following page provides segment revenues, operating profit and operating profit margins as adjusted for restructuring and the aforementioned non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amounts and timing of restructuring and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The level of expected restructuring announced in 2009 of $800 million (of which $695 million has been recorded to date), is significantly in excess of that incurred in prior years and reflects the severity of the current global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Non-recurring items (as reflected on the previous page)

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2009	2008	2009	2008

Adjusted Revenues
Otis	$2,962	$3,245	$8,527	$9,706
Carrier	2,954	3,917	8,553	11,682
UTC Fire & Security	1,383	1,624	3,999	4,960
Pratt & Whitney	3,031	3,384	9,322	10,417
Hamilton Sundstrand	1,400	1,532	4,183	4,643
Sikorsky	1,648	1,438	4,371	3,768

Adjusted Segment Revenues	13,378	15,140	38,955	45,176
Eliminations and other	(73)	(92)	(245)	(226)

Adjusted Consolidated Revenues	$13,305	$15,048	$38,710	$44,950

Adjusted Operating Profit
Otis	$685	$653	$1,849	$1,910
Carrier	298	455	676	1,247
UTC Fire & Security	156	154	404	428
Pratt & Whitney	501	545	1,524	1,648
Hamilton Sundstrand	260	288	695	798
Sikorsky	157	133	413	326

Adjusted Segment Operating Profit	2,057	2,228	5,561	6,357
General corporate expenses	(73)	(90)	(237)	(296)
Eliminations and other	(56)	(33)	(97)	(55)

Adjusted Consolidated Operating Profit	$1,928	$2,105	$5,227	$6,006

Adjusted Segment Operating Profit Margin
Otis	23.1%	20.1%	21.7%	19.7%
Carrier	10.1%	11.6%	7.9%	10.7%
UTC Fire & Security	11.3%	9.5%	10.1%	8.6%
Pratt & Whitney	16.5%	16.1%	16.3%	15.8%
Hamilton Sundstrand	18.6%	18.8%	16.6%	17.2%
Sikorsky	9.5%	9.2%	9.4%	8.7%

Adjusted Segment Operating Profit Margin	15.4%	14.7%	14.3%	14.1%

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2009	December 31, 2008
	(Unaudited)	(Unaudited)

Assets
Cash and cash equivalents	$4,632	$4,327
Accounts receivable, net	8,460	9,480
Inventories and contracts in progress, net	8,086	8,340
Other current assets	2,551	2,320

Total Current Assets	23,729	24,467

Fixed assets, net	6,278	6,348
Goodwill, net	16,204	15,363
Intangible assets, net	3,546	3,443
Other assets	7,820	7,216

Total Assets	$57,577	$56,837

Liabilities and Equity
Short-term debt	$1,703	$2,139
Accounts payable	4,430	5,594
Accrued liabilities	12,067	12,069

Total Current Liabilities	18,200	19,802

Long-term debt	8,729	9,337
Other liabilities	11,002	10,772

Total Liabilities	37,931	39,911

Shareowners’ Equity:
Common Stock	11,332	10,979
Treasury Stock	(15,090)	(14,316)
Retained Earnings	26,827	25,159
Accumulated other comprehensive loss	(4,580)	(5,905)

Total Shareowners’ Equity	18,489	15,917
Noncontrolling interest	1,157	1,009

Total Equity	19,646	16,926

Total Liabilities and Equity	$57,577	$56,837

Debt Ratios:
Debt to total capitalization	35%	40%
Net debt to net capitalization	23%	30%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Operating Activities
Net income attributable to common shareowners	$1,058	$1,269	$2,756	$3,544
Noncontrolling interest in subsidiaries’ earnings	87	101	254	280

Net income	1,145	1,370	3,010	3,824

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	316	326	925	971
Deferred income tax provision (benefit)	13	(10)	36	(143)
Stock compensation cost	32	51	110	161
Changes in working capital	480	49	284	(690)
Domestic pension contributions	(150)	—	(551)	—
Other, net	17	49	64	18

Net Cash Provided by Operating Activities	1,853	1,835	3,878	4,141

Investing Activities
Capital expenditures	(161)	(268)	(501)	(810)
Acquisitions and disposal of businesses, net	(297)	23	(450)	(438)
Other, net	254	286	220	58

Net Cash Used in Investing Activities	(204)	41	(731)	(1,190)

Financing Activities
(Decrease) increase in borrowings, net	(409)	(328)	(1,037)	1,252
Dividends paid on Common Stock	(339)	(286)	(1,018)	(869)
Repurchase of Common Stock	(430)	(950)	(780)	(2,470)
Other, net	55	(60)	(73)	(149)

Net Cash Used in Financing Activities	(1,123)	(1,624)	(2,908)	(2,236)

Effect of foreign exchange rates	90	(79)	66	(4)

Net increase in cash and cash equivalents	616	173	305	711

Cash and cash equivalents - beginning of period	4,016	3,442	4,327	2,904

Cash and cash equivalents - end of period	$4,632	$3,615	$4,632	$3,615

United Technologies Corporation

Free Cash Flow Reconciliation

(Millions)	Quarter Ended September 30, (Unaudited)
	2009		2008
Net income attributable to common shareowners	$1,058		$1,269
Noncontrolling interest in subsidiaries’ earnings	87		101

Net income	1,145		1,370

Depreciation and amortization	316		326
Changes in working capital	480		49
Other	(88)		90

Cash flow from operating activities	1,853		1,835
Cash flow from operating activities as a percentage of net income attributable to common shareowners		175%		144%
Capital expenditures	(161)		(268)

Capital expenditures as a percentage of net income attributable to common shareowners		(15)%		(21)%

Free cash flow	$1,692		$1,567

Free cash flow as a percentage of net income attributable to common shareowners		160%		123%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to the prior year amounts to conform to the current year presentation of noncontrolling interests and collaborative arrangements as required by the Consolidation Topic and Collaborative Arrangements Topic, respectively, of the FASB Accounting Standards Codification (“FASB ASC”). Effective January 1, 2009, we adopted the provisions under the Consolidation Topic of the FASB ASC as it relates to the accounting for noncontrolling interests in Consolidated Financial Statements. Such provisions include a requirement that the carrying value of noncontrolling interest (previously referred to as minority interest) be removed from the mezzanine section of the balance sheet and reclassified as equity; and consolidated net income to be recast to include net income attributable to the noncontrolling interest. The Collaborative Arrangements Topic of the FASB ASC, which we adopted as of January 1, 2009, shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. The Collaborative Arrangements Topic requires that participants in a collaborative arrangement report costs incurred and revenues generated from these transactions on a gross basis and in the appropriate line item in each company’s financial statement. Under this Topic, revenues were increased approximately $174 million and $271 million for the quarters ended September 30, 2009 and 2008 and $588 million and $805 million for the nine months ended September 30, 2009 and 2008, respectively, with an offsetting increase to cost of sales to reflect the collaborators’ share of revenues on a gross basis. Additionally, both accounts receivable and accounts payable were increased by $368 million as of December 31, 2008 in order to reflect the amounts owed to our collaborative partners for their share of revenues on a gross basis.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2009 include an approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc., approximately $52 million related to a non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest and approximately $17 million of favorable pretax interest adjustments related to global tax examination activity in the quarter, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report. Not included within organic growth for 2008 is a non-recurring item of approximately $37 million related to a non-cash gain on a partial sale of an investment at Pratt & Whitney.